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INDEPENDENT AUDITORS' CONSENT


Flag Investors Short-Intermediate Income Fund, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 33-34275 of Flag Investors Short-Intermediate Income Fund, Inc. of our report dated February 2, 1999, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Princeton, New Jersey
February 24, 1999